CONFORMED 1.



       UNITED STATES SECURITIES AND EXCHANGE COMMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K
                         Current Report

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



                 Date of Report: August 4, 2003
               (Date of earliest event reported)


                         HSBC USA INC.
     (Exact name of registrant as specified in its charter)


                            Maryland
                    (State of Incorporation)

                             1-7436
                    (Commission file number)

                           13-2764867
               (IRS Employer Identification No.)

           452 Fifth Avenue, New York, New York 10018
            (Address of principal executive offices)

                         (212) 525-3735
       Registrant's telephone number, including area code




                        Not applicable
(Former name or former address, if changed since last report)



                                                             2.



Item 7.  Financial Statements and Exhibits

Exhibit:

99.1 Press release announcing results for the quarter and six months ended June 30, 2003.

Item 9.  Regulation FD Disclosure

The Registrant is furnishing the information required by Item
12 of Form 8-K, "Results of Operations and Financial Condition" by reference to the press release included herein as Exhibit 99.1.




                                                              3.

                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of

1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                               HSBC USA Inc.

                               (REGISTRANT)



                               /s/ Gerald A. Ronning

                               NAME:   GERALD A. RONNING
                               TITLE:  EXECUTIVE VICE PRESIDENT &
                                       CONTROLLER


Date:  August 4, 2003




                                                        Exhibit 99.1


August 4, 2003


                          HSBC USA INC.
                2003 INTERIM RESULTS - HIGHLIGHTS

- Net income for the first half of 2003 increased by 28.5 percent to US$527 million compared to US$410 million in the first half of 2002.

- Return on average common equity for the first half of 2003 was 15.0 percent compared to 12.1 percent during the first half of 2002.

- The cost:income ratio for the first half of 2003 was 50.8 percent compared to 54.2 percent for the same period in 2002.

- Tier 1 capital to risk-weighted assets was 9.2 percent at June 30, 2003 compared to 8.6 percent at June 30, 2002.

- Client assets under administration at June 30, 2003 were US$52.4 billion, of which US$35.6 billion were funds under management and US$16.8 billion were custody accounts.

HSBC USA Inc.                               Financial Commentary
----------------------------------------------------------------

HSBC USA Inc. reported net income of US$527 million for the six months ended June 30, 2003, an increase of 28.5 percent from US$410 million for the first six months of 2002. The strong growth in net income was largely the result of a better yielding mix of loans, securities and deposits on the balance sheet and lower funding costs, improved trading revenues in Treasury, and lower credit loss provisions. In addition, most categories of fee-based income showed improvement.

Commenting on the results, Youssef A Nasr, Chief Executive Officer of HSBC USA Inc., said: "We are pleased with the results that we have reported today for the first half of 2003. These results demonstrate growth in our core fee-generating businesses, as well as growth in our retail loan and deposit business. First half results were bolstered by improved results in our Treasury business.

"Despite the protracted weakness in the U.S. economy and a continuing rise in unemployment, credit quality has shown improvement which is reflected in lower levels of provisioning.

"As we look to the second half of 2003, we continue to get mixed signals from the various economic indicators and as a result, we remain cautious about the general economic outlook ahead."


Net interest income

For the six months ended June 30, 2003 net interest income increased by US$99 million, or more than 8 percent, to US$1.26 billion. A higher level of interest earning assets, a better yielding mix of loans, securities and deposits, and lower funding costs contributed to the result. The steeper yield curve has led to lower funding costs and increased interest income from funding longer term investment securities and residential mortgages with short term liabilities.


Other operating income

For the six months ended June 30, 2003 other operating income increased over 23 percent to US$668 million from US$543 million for the comparable period in 2002. This increase was driven by solid growth in trading revenues and most categories of fee-based income. Fees and commissions, including commercial loan fees, fees on deposit and cash management products and bankcard fees, grew almost 19 percent from US$191 million for the six months ended June 30, 2002 to US$227 million for the six months ended June 30, 2003. This increase includes US$23 million in revenues from Wealth & Tax Advisory Services, a business which was acquired in July 2002. However, in wealth management, there was some slowdown in sales of annuities and mutual funds associated with the uncertainties affecting the stock market and lower levels of interest rates. Insurance revenues increased by
57.1 percent to US$33 million for the six months ended June 30, 2003 up from US$21 million for the comparable period in 2002. Over 1,600 professionals are now licensed to sell insurance and certain annuity products through the bank's retail network. In addition, other income in the first half of 2003 included US$21 million received from the Internal Revenue Service for settlement of interest compensation on a corporate tax refund for prior years.

HSBC USA Inc.                               Financial Commentary
                                                     (continued)
----------------------------------------------------------------

Treasury trading revenues for the six months ended June 30, 2003 were US$161 million, an increase of US$114 million compared to the first six months of 2002, including strong improvements in the foreign exchange and derivatives businesses. Mortgage-related other operating income, including servicing fees net of amortization and impairment, gains on sales of originated mortgages, and the fair value adjustments associated with certain hedge instruments, and gains on the sale of securities, was US$17 million lower in the first half of 2003 compared to the first half of 2002. This decrease was primarily due to declining interest rates causing impairment to the value of the mortgage servicing rights. Total gains from the sales of securities for the six months ended June 30, 2003 were US$65 million, a decrease of US$39 million from US$104 million in the comparable period in 2002.

Operating expenses

Operating expenses increased by 6.1 percent to US$977 million for the six months ended June 30, 2003 compared to US$921 million in the 2002 comparable period. This increase was primarily attributable to an increase in salary and employee benefits of US$60 million, which includes certain volume driven (mortgage) and revenue driven (Treasury) incentive compensation programs, an increase in pension costs and the costs associated with the Wealth & Tax Advisory Services business. Offsetting these increases, other expenses are lower in 2003 as 2002 charges included reserves for letters of credit and for a leveraged lease. The cost:income ratio for the first six months of 2003 was 50.8 percent compared to 54.2 percent for the six months ended June 30, 2002, reflecting faster growth in net interest and other operating income, as well as reductions in other expenses.

Credit quality and provisions for credit losses

We continue to see improvement in credit quality. The provision for credit losses for the first six months of 2003 of US$88 million was US$42 million lower than in 2002. Net charge-offs of US$97 million for the first six months of 2003 were relatively flat to 2002. The reserve to non-accrual ratio decreased to
120.9 percent at June 30, 2003 from 129.7 percent at June 30, 2002, primarily due to a lower level of required reserves.

Provision for income taxes

The provision for income taxes was US$331 million for the first half of 2003 compared to US$238 million in the comparable period for 2002. The effective tax rate was 38.6 percent in 2003 and
36.7 percent in the 2002 period, driven by the growth in pre tax income.

Balance sheet

Total assets of HSBC USA Inc. grew more than 6 percent to US$93.0 billion at June 30, 2003 compared to US$87.2 billion at June 30, 2002. Total deposits grew more than 7 percent to US$60.4 billion at June 30, 2003 compared to US$56.4 billion at June 30, 2002. Total loans grew almost 4 percent to US$43.2 billion at June 30, 2003, up from US$41.7 billion at June 30, 2002.

Compared to June 30, 2002, residential mortgage loans outstanding increased while the level of lower margin large corporate loans declined. The mix of personal deposits shifted positively toward lower yielding demand and savings deposits and fewer certificates of deposit. During the same period, commercial deposits also increased.

HSBC USA Inc.                               Financial Commentary
                                                     (continued)
----------------------------------------------------------------
HSBC Bank USA's residential mortgage business, with approximately 339,000 customers, originated US$13.4 billion in mortgages in the first half of 2003, an increase of approximately 37 percent over the US$9.8 billion originated in the first half of 2002.

Total assets under administration

Total funds under management at June 30, 2003 were US$35.6 billion, up US$3.1 billion, or more than 9 percent from June 30, 2002, largely due to improvements in the equities markets. Including custody balances, assets under administration at June 30, 2003 totalled US$52.4 billion.

Capital ratios

HSBC USA Inc.'s tier 1 capital to risk-weighted assets ratio was
9.2 percent at June 30, 2003 compared to 8.6 percent at June 30,
2002. Total capital to risk-weighted assets was 13.7 percent at both June 30, 2003 and June 30, 2002.


As part of its strategy of providing customers with multiple choices for product and service delivery, HSBC Bank USA offers a comprehensive internet banking service. At June 30, 2003 more than 455,000 customers had registered for the service, up from approximately 410,000 at year-end 2002. The HSBC Bank USA web site, us.hsbc.com, where customers can apply for accounts, conduct financial planning and link to online services, receives approximately 53,000 visits daily. In addition, debit card usage has increased approximately 22 percent to more than 18 million transactions in the first half of 2003.

Investor inquiries:   Theodore Ayvas            212-525-6191

Media inquiries:      Pamela Plehn              212-525-6282
                      Kathleen Rizzo Young      716-841-5003

About HSBC Bank USA
HSBC Bank USA has more than 400 branches in New York State, giving it the most extensive branch network in New York State. The bank also has nine branches in Florida, two in Pennsylvania, four in California, one in Oregon, one in Washington and 15 in Panama.

HSBC Bank USA is the tenth largest US commercial bank ranked by assets and is a wholly-owned subsidiary of HSBC USA Inc., an indirectly-held, wholly-owned subsidiary of HSBC Holdings plc (NYSE: HBC). Headquartered in London, and with over 9,500 offices in 79 countries and territories, the HSBC Group is one of the world's largest banking and financial services organizations.

For more information about HSBC Bank USA and its products and services visit www.us.hsbc.com.


HSBC USA Inc.                                                                   Summary
---------------------------------------------------------------------------------------
                                                 Quarter ended        Six Months ended
                                               June 30    June 30    June 30    June 30

Figures in US$ millions                           2003       2002       2003       2002
                                               ----------------------------------------
Earnings
Net income *                                       273        199        527        410

Performance ratios (%)

Return on average common equity                   15.3       11.6       15.0       12.1
Net interest margin                                2.8        2.7        2.8        2.7
Cost:income ratio                                 50.8       56.1       50.8       54.2
Other operating income to total income            37.0       31.7       34.8       32.0

Credit information
Non-accruing loans at end of period                                      394        417
Net charge-offs                                     48         32         97         94
Allowance available for credit losses
- Balance at end of period                                               476        540
- As a percentage of non-accruing loans                                120.9%     129.7%
- As a percentage of loans outstanding                                   1.1%       1.3%

Average balances
Assets                                          89,807     87,296     90,377     87,753
Loans                                           43,542     41,684     43,372     41,893
Deposits                                        60,085     58,962     60,012     59,222
Common equity                                    7,023      6,652      6,926      6,652

Capital ratios (%) at end of period
Leverage ratio                                                           6.3        5.7
Tier 1 capital to risk-weighted assets                                   9.2        8.6
Total capital to risk-weighted assets                                   13.7       13.7

Assets under administration at end of period
Funds under management                                                35,612     32,547
Custody accounts                                                      16,772     15,535
                                                                      ------     ------
Total assets under administration                                     52,384     48,082
                                                                      ------     ------

*   During the fourth quarter of 2002, HSBC USA Inc. adopted SFAS
    147, Acquisitions of Certain Financial Institutions, and as a result US$65 million of intangible assets that had been previously reported as identifiable intangible assets were reclassified to goodwill effective 1 January 2002. Therefore, the amortization expense previously recorded during the second quarter of 2002 and the first half of 2002 was reversed, resulting in an increase in net income of US$1 million and US$2 million, respectively.

                                          -5-


HSBC USA Inc.                                         Consolidated Statement of Income
--------------------------------------------------------------------------------------
                                                  Quarter ended       Six Months ended
                                               June 30    June 30   June 30    June 30
Figures in US$ millions                           2003       2002      2003       2002
                                              ----------------------------------------
Interest income
Loans                                              585        631     1,196      1,266
Securities                                         212        235       452        483
Trading assets                                      34         41        74         74
Short-term investments                              22         42        43         87
Other                                                7          6        14         12
                                                   ---        ---     -----      -----
Total interest income                              860        955     1,779      1,922

Interest expense
Deposits                                           173        257       361        529
Short-term borrowings                               21         66        58        119
Long-term debt                                      57         58       105        118
                                                   ---        ---     -----      -----
Total interest expense                             251        381       524        766

Net interest income                                609        574     1,255      1,156

Provision for credit losses                         31         56        88        130
                                                   ---        ---     -----      -----
Net interest income, after provision
 for credit losses                                 578        518     1,167      1,026

Other operating income
Trust income                                        23         23        46         48
Service charges                                     52         51       103         99
Mortgage banking revenue *                         (18)        32         1         49
Other fees and commissions                         118         99       227        191
Other income                                        58         25        95         50
Trading revenues
 - Treasury businesses and other                    91          4       161         47
 - Residential mortgage business related **         (4)       (34)      (30)       (45)
                                                   ---        ---     -----      -----
Total trading revenues                              87        (30)      131          2
Security gains, net **                              39         66        65        104
                                                   ---        ---     -----      -----
Total other operating income                       359        266       668        543
                                                   ---        ---     -----      -----
Total income from operations                       937        784     1,835      1,569

Operating expenses
Salaries and employee benefits                     278        243       556        496
Occupancy expense, net                              37         38        75         74
Other expenses                                     177        190       346        351
                                                   ---        ---     -----      -----
Total operating expenses                           492        471       977        921
                                                   ---        ---     -----      -----
Income before taxes                                445        313       858        648
Applicable income tax expense                      172        114       331        238
                                                   ---        ---     -----      -----
Net income                                         273        199       527        410
                                                   ===        ===     =====      =====

* Mortgage banking revenue includes mortgage servicing fees, net of amortization and impairment, gains on sale of mortgages and fair value adjustments related to qualifying hedges (under FAS 133) of residential mortgages originated for sale.

** Trading revenues include the mark-to-market on non-qualifying financial instruments (under FAS 133) providing economic protection on mortgage servicing rights values and interest rate and forward sales commitments in the residential mortgage business. Some security gains in the quarter ended and in the six months ended
   June 30, 2003 were also related to providing economic protection on mortgage servicing rights values.


                                          -6-




HSBC USA Inc.                                                Consolidated Balance Sheet
---------------------------------------------------------------------------------------
                                                    At June    At December      At June
                                                         30             31           30
Figures in US$ millions                                2003           2002         2002
---------------------------------------------------------------------------------------
Assets
Cash and due from banks                               2,286          2,081        1,817
Interest bearing deposits with banks                  1,309          1,048        1,792
Federal funds sold and securities purchased
 under resale agreements                              5,083          2,743        5,979
Trading assets                                       12,601         13,408       11,517
Securities available for sale                        14,912         14,694       13,738
Securities held to maturity                           4,628          4,629        3,966
Loans                                                43,247         43,636       41,694
Less - allowance for credit losses                      476            493          540
                                                     ------         ------       ------
Loans, net                                           42,771         43,143       41,154

Premises and equipment                                  685            726          739
Accrued interest receivable                             290            329          364
Equity investments                                      284            278          276
Goodwill                                              2,816          2,829        2,831
Other assets                                          5,325          3,518        2,978
                                                     ------         ------       ------
Total assets                                         92,990         89,426       87,151
                                                     ======         ======       ======

Liabilities
Deposits in domestic offices
- Non-interest bearing                                5,844          5,731        5,043
- Interest bearing                                   35,613         34,902       34,258
Deposits in foreign offices
- Non-interest bearing                                  433            398          427
- Interest bearing                                   18,491         18,799       16,652
                                                     ------         ------       ------
Total deposits                                       60,381         59,830       56,380

Trading account liabilities                           7,233          7,710        6,320
Short-term borrowings                                 7,172          7,392       10,782
Interest, taxes and other liabilities                 6,766          3,422        2,597
Subordinated long-term debt and perpetual
 capital notes                                        2,118          2,109        2,569
Guaranteed mandatorily redeemable securities          1,053          1,051          735
Other long-term debt                                    601            515          565
                                                     ------         ------       ------
Total liabilities                                    85,324         82,029       79,948

Shareholders' equity
Preferred stock                                         500            500          500
Common shareholder's equity
- Common stock *                                          -              -            -
- Capital surplus                                     6,021          6,057        6,042
- Retained earnings                                     838            578          554
- Accumulated other comprehensive income                307            262          107
                                                     ------         ------       ------
Total common shareholder's equity                     7,166          6,897        6,703
                                                     ------         ------       ------
Total shareholders' equity                            7,666          7,397        7,203
                                                     ------         ------       ------
Total liabilities and shareholders' equity           92,990         89,426       87,151
                                                     ======         ======       ======

*  Less than $500,000.

                                          -7-